TRIGEN-CINERGY SOLUTIONS OF SAN DIEGO LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF NOVEMBER 18, 1999

TABLE OF CONTENTS
ARTICLE I ORGANIZATION

   Section 1.1. Name
   Section 1.2. Term
   Section 1.3. Registered Agent and Office
   Section 1.4. Principal Places of Business
   Section 1.5. Qualifications in Other Jurisdictions
   Section 1.6. Fiscal Year

ARTICLE II PURPOSE AND POWERS

   Section 2.1. Purpose of the Company
   Section 2.2. Powers of the Company

ARTICLE III MEMBERS

   Section 3.1. Members
   Section 3.2. Powers of Members
   Section 3.3. Meetings of Members
   Section 3.4. Member Representations

ARTICLE IV MANAGEMENT

   Section 4.1. The Board of Managers
   Section 4.2. Notice
   Section 4.3. Meetings; Electronic Communications
   Section 4.4. Quorum and Voting
   Section 4.5. Action Without a Meeting
   Section 4.6. Delegation of Powers
   Section 4.7. Executive Committee
   Section 4.8. Chairperson and Vice Chairperson
   Section 4.9. Officers
   Section 4.10. Matters for Board Determination

ARTICLE V DEADLOCK RESOLUTION

   Section 5.1. Deadlocks
   Section 5.2. Resolution Mechanism

ARTICLE VI SERVICE ARRANGEMENTS, CAPITAL CONTRIBUTIONS, MATERIAL APPROVALS, ETC

   Section 6.1. Initial Operations; Service Arrangements
   Section 6.2. Budget; Capitalization; Material Approvals
   Section 6.3. Status of Capital Contributions
   Section 6.4. Capital Accounts
   Section 6.5. Advances
   Section 6.6. Negative Capital Accounts

ARTICLE VII ALLOCATIONS, DISTRIBUTIONS AND WITHHOLDING

   Section 7.1. Allocations of Net Profit and Net Loss
   Section 7.2. Distributions
   Section 7.3. Limitations on Distribution
   Section 7.4. Withholding Taxes

ARTICLE VII TAX MATTERS

   Section 8.1. Tax Matters
   Section 8.2. Taxation as Partnership

ARTICLE IX BANKING; ACCOUNTING; BOOKS AND RECORDS

   Section 9.1. Banking
   Section 9.2. Maintenance of Books and Records; Accounts and Accounting Method
   Section 9.3. Financial Statements
   Section 9.4. Additional Information
   Section 9.5. Minutes of Meetings

ARTICLE X LIABILITY, EXCULPATION AND INDEMNIFICATION

   Section 10.1. Liability
   Section 10.2. Exculpation
   Section 10.3. Indemnification

ARTICLE XI TRANSFER OF INTERESTS

   Section 11.1. Personal Property; Consent for Transfers
   Section 11.2. Issue and Replacement of Certificates
   Section 11.3 Interest Certificate Legend

ARTICLE XII DISSOLUTION AND TERMINATION OF THE COMPANY

   Section 12.1. Dissolution
   Section 12.2. Liquidation
   Section 12.3. Time for Liquidation, etc
   Section 12.4. Claims of the Members

ARTICLE XIII CERTAIN DEFINITIONS

   Section 13.1. Definitions

ARTICLE XIV MISCELLANEOUS PROVISIONS

   Section 14.1. Amendments Generally
   Section 14.2. Entire Agreement
   Section 14.3. Notices
   Section 14.4. Table of Contents and Headings
   Section 14.5. Assignment
   Section 14.6. Severability
   Section 14.7. Extension; Waiver
   Section 14.8. Governing Law
   Section 14.9. Names and Logos
   Section 14.10. Further Actions
   Section 14.11. Counterparts

LIST OF ATTACHMENTS
Schedule 1 - Interest Percentages, Etc. Schedule 2 - Matters Requiring Action of the board of Managers of the Company

INDEX OF DEFINED TERMS
TERM	SECTION NUMBER
1935 Act	5.2(b)(i)
Acceptance Date	5.2(b)(i)
Affiliate	13.1
Agreement	Preamble
Applicable Interest	5.2(b)(i)
Board of Managers	3.2
Business Day	13.1
Capital Account	13.1
Capital Contribution	13.1
Certificate	1.2
Cinergy Managers	4.1(c)
Cinergy Service Agreement	6.1
Cinergy Solutions	Preamble
Claims	10.3(a)
Code	13.1
Company	Preamble
Covered Person	13.1
Damages	10.3(a)
Deadlock	5.1
Delaware Act	Recitals
Disabling Conduct	13.1
Executive Committee	4.7
First Offer	11.1(b)
First Offer Price	11.1(b)
Fiscal Year	1.6

Interest	13.1
Interest Percentage	13.1
HSR Act	6.2(c)
Joint Venture Agreement	Recitals
Lien	5.2(b)(i)
Liquidating Trustee	12.1
Manager	13.1
Material Approvals	6.2(c)
Member	Recitals, 13.1
Members	Recitals
Net Loss	13.1
Net Profit	13.1
Offeree	5.2(b)(i)
Offered Interest	11.1(b)

Monsanto Project	Recitals

Person	13.1
Proceeding	10.3(a)
Proponent	5.1(i)
Proposal	5.1(i)
Regulatory Approval	5.2(b)(i)
SEC	6.2(c)
Second Member	11.1(b)
Selling Member	11.1(b)
Settlement Date	5.2(b)(i)
Service Arrangements	6.1
Subsidiary or Subsidiaries	13.1
Tax Matters Partner	8.1
Transfer	11.1(a)
Treasury Regulations	13.1
Trigen	Preamble
Trigen Managers	4.1(c)
Trigen Service Agreement	6.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRIGEN-CINERGY SOLUTIONS OF SAN DIEGO LLC

        This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Trigen-Cinergy Solutions of San Diego LLC, a Delaware limited liability company (the “Company”), dated November 18, 1999 between Cinergy Solutions, Inc., a Delaware corporation (“Cinergy Solutions”), and Trigen Solutions, Inc., a Delaware corporation (“Trigen”) contain certain capitalized terms used herein without definition having the meanings specified in Section 13.1;

W I T N E S S E T H:

        WHEREAS, Cinergy Solutions and Trigen are parties to that certain Joint Venture and Project Development Agreement dated as of December 9, 1996 (the “Joint Venture Agreement”) and, pursuant thereto, have formed and are the sole members of Trigen-Cinergy Solutions of San Diego LLC, a Delaware limited liability company (“Trigen-Cinergy Solutions”);

        WHEREAS, pursuant to the Joint Venture Agreement, Trigen-Cinergy Solutions has been engaged in discussions with Monsanto Corporation (“Monsanto”) concerning the Company installing, operating and maintaining energy facilities to be located at Monsanto’s plant in San Diego, California and used to provide energy services to such plant (the “Monsanto Project”);

        WHEREAS, pursuant to those discussions, and to assist in implementing and performing the Monsanto Project, Cinergy Solutions and Trigen have formed the Company under the Delaware Limited Liability Company Act (the “Delaware Act”);

        WHEREAS, pursuant to Article III of the Joint Venture Agreement and as contemplated by the Delaware Act, Cinergy Solutions and Trigen, as the sole initial members of the Company (each in such capacity, a “Member”), are entering into this Agreement to govern the affairs of the Company and the conduct of its business;

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I ORGANIZATION

        Section 1.1. Name.

        The name of the Company is Trigen-Cinergy Solutions of San Diego LLC. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Company.

        Section 1.2. Term.

        The existence of the Company commenced on November 18, 1999, the date of the filing of the Certificate of Formation (the “Certificate”) with the office of the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

        Section 1.3. Registered Agent and Office.

        The registered office of the Company in Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware. At any time, the Company may designate another registered agent and/or registered office. The registered agent for service of process on the Company in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware.

        Section 1.4. Principal Places of Business.

        The principal places of business of the Company shall be at One Water Street, White Plains, NY 10601 and 139 E. Fourth Street, Cincinnati, OH 45202. Upon agreement of its Members, the Company may change the location of the Company’s principal place of business.

        Section 1.5. Qualifications in Other Jurisdictions.

        The Company shall be qualified or registered to do business in California and in such other jurisdictions, if any, in which the Company transacts business and in which such qualification or registration is required by law or deemed advisable by the Company. The Secretary of the Company, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any such jurisdiction.

        Section 1.6. Fiscal Year.

        The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December in each year. The Company shall have the same fiscal year for income tax and for financial and accounting purposes.

ARTICLE II PURPOSE AND POWERS

        Section 2.1. Purpose of the Company.

        The purpose of the Company is to participate in the Monsanto Project in accordance with the terms of the applicable agreements with Monsanto, and any other purpose decided upon by the Board of Managers of the Company by unanimous vote.

        Section 2.2. Powers of the Company.

        Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1.

ARTICLE III MEMBERS

        Section 3.1. Members.

        The name, initial Capital Contributions and initial Interest Percentage of each Member are listed on Schedule 1 attached hereto. The Company shall be required to update Schedule 1 from time to time as necessary to reflect accurately the information therein. Any reference in this Agreement to Schedule 1 shall be deemed to be a reference to Schedule 1 as amended and in effect from time to time.

        Section 3.2. Powers of Members.

        Except as otherwise provided herein, the Members shall have no power to transact any business in the Company’s name nor have the power to sign documents for or otherwise bind the Company. Additional Members may only be added to the Company upon the unanimous consent of existing Members and otherwise in compliance with Article XI hereof. Subject to the provisions of the Delaware Act, the Certificate and this Agreement, the Members hereby delegate any or all such powers to the Board of Managers of the Company (the “Board of Managers”) to carry out the business affairs of the Company on the Members’ behalf. Any power not reserved to the Members or delegated to the officers shall remain with the Board of Managers. The Board of Managers shall be appointed in accordance with the provisions of Article IV.

        Section 3.3. Meetings of Members.

    (a)        Annual Meeting. An annual meeting of the Members shall be held once a year on such date as the Board of Managers shall designate.

    (b)        Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Board of Managers or at the request of any Member. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice, unless otherwise agreed by the Members attending the meeting.

    (c)        Place of Meeting. All meetings of Members shall be held at such place within or without the State of Delaware as the Board of Managers shall designate.

    (d)        Notice of Meetings. Notice of all meetings of Members, stating the time, place and purpose of the meeting, shall be given at least two (2) days and not more than sixty (60) days before the meeting. Any adjourned meeting may be held as adjourned without further notice, provided that any adjourned session or sessions are held within sixty (60) days after the date set for the original meeting. No notice need be given to any Member if a written waiver of notice, executed before or after the meeting by such Member or his representative thereunto duly authorized, is filed with the records of the meeting, or to any Member who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him. A waiver of notice need not specify the purposes of the meeting.

    (e)        Quorum and Voting. The presence of at least one duly authorized representative of each Member shall constitute a quorum for purposes of transacting business at any meeting of Members. Except as otherwise provided by this Agreement, any question brought before any meeting shall be decided by the Members who, at the time in question and in the aggregate, hold, or hold proxies with respect to, one hundred percent (100%) of Interest Percentages. Interests of Members may be voted in person or by proxy.

    (f)        Electronic Communications. Members may participate in any meeting of Members by means of conference telephone or similar communications equipment, whereby all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting.

    (g)        Actions of Members Without a Meeting. Any action required to be taken at any meeting of Members or otherwise, or any action which may be taken at any meeting of Members or otherwise, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members having one hundred percent (100%) of the Interest Percentages. Any such written consent may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

        Section 3.4. Member Representations.

    (a)        Each Member represents and warrants to the other Member and the Company that (i) its Interest has been acquired for its own account, for investment, and not with an intent or a present view to participating, directly or indirectly, in or for the resale in connection with any distribution (as interpreted under any applicable law) thereof, nor with any present intention of dividing its participation, distribution, reselling, assigning or otherwise disposing of all or part of such Interest, and (ii) it will not make or offer to make a transfer of its Interest in violation of the Securities Act of 1933, as amended, or any other applicable Federal or state securities laws.

    (b)        Each Member represents and warrants to the other Members and the Company that this Agreement has been duly authorized, executed and delivered on behalf of such Member and is the legal, valid and binding obligation of such Member, enforceable against it in accordance with its terms.

ARTICLE IV MANAGEMENT

        Section 4.1. The Board of Managers.

    (a)        General. Except as specifically set forth herein, the business and affairs of the Company shall be managed by or under the direction of the Board of Managers. Other than rights and powers expressly reserved to Members by this Agreement of the Delaware Act, the Board of Managers shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein.

    (b)        Duties. The Board of Managers shall be obligated to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives. A Manager shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

    (c)        Board Composition; Removal and Vacancies. Cinergy Solutions shall be entitled to designate one-half of the Managers to the Board of Managers and Trigen shall be entitled to designate the remaining half of the Managers to the Board of Managers. Those Managers designated to the Board of Managers by Cinergy Solutions are referred to herein as the “Cinergy Managers” and those Managers designated to the Board of Managers by Trigen are referred to herein as the “Trigen Managers”. Each Manager shall serve until his or her removal, resignation, death or retirement. Each Member shall vote all of its Interest and shall take all other action necessary or desirable, within its control (including, without limitation, attendance at meetings in person or by proxy and execution of written consents in lieu of meetings), so that the designees of the other Member are duly elected to the Board of Managers. Upon the removal, resignation, death or retirement of a Manager, or vacation of office by any Manager for any reason, his or her successor shall be nominated and elected by the same Member as originally proposed by the former Manager. Any successor so elected shall retain his or her office during such time only as the former Manager was entitled to retain the same. Trigen shall have the exclusive right to remove any Trigen Manager at any time and for any reason whatsoever and to fill the vacancy of the Trigen Managers, and Cinergy Solutions shall have the exclusive right to remove any Cinergy Manager at any time and for any reason whatsoever and to fill the vacancy of the Cinergy Managers.

    (d)        Restrictions on the Board. The Board of Managers shall not: (i) do any act in contravention of any applicable law or regulation, or provision of this Agreement; (ii) possess Company property for other than a Company purpose; or (iii) admit any new Members without the unanimous consent of existing Members or without compliance with Article XI hereof.

        Section 4.2. Notice.

        Meetings of the Board of Managers may be held at such places and at such times as the Board of Managers may from time to time determine and, if so determined by a quorum of the Board of Managers, no advance notice of meeting need be given. Any three (3) Managers may at any time call a meeting of the Board of Managers. Written notice of the time, place, and purpose of such meeting shall be served by registered or certified, prepaid first class, mail, or by fax or cable, upon each member of the Board of Managers and shall be given at least twenty-four (24) hours prior to the time of the meeting. No notice need be given to any Manager if a written waiver of notice, executed before or after the meeting by such Manager thereunto duly authorized, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him. A waiver of notice need not specify the purposes of the meeting.

        Section 4.3. Meetings; Electronic Communications.

        Regular meetings of the Board of Managers shall be held on such dates as the Board of Managers shall agree but not less frequently than once during each fiscal year of the Company. Members of the Board of Managers, or of any committee designated by the Board, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at such meeting.

        Section 4.4. Quorum and Voting.

        A majority of the Managers shall constitute a quorum for the transaction of business at a meeting of the Board of Managers, provided, that at least one Cinergy Manager and one Trigen Manager are present. Action by the Board of Managers must be authorized by the unanimous vote of the Managers present at the meeting.

        Section 4.5. Action Without a Meeting.

        Any action which is required to be, or which may be, taken at any annual, regular or special meeting of the Board of Managers or otherwise, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the Managers in office. Any such written consent may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

        Section 4.6. Delegation of Powers.

        Subject to any limitation set forth in the Delaware Act, the Board of Managers may delegate any of its powers to committees or to officers consisting of persons who may or may not be Managers. Every officer or committee shall, in the exercise of the power so delegated, comply with any restrictions that may be imposed on them by the Board of Managers.

        Section 4.7. Executive Committee.

        The Board of Managers shall have an Executive Committee consisting of two (2) Managers, one Cinergy Manager and one Trigen Manager (the “Executive Committee”). Actions of the Executive Committee shall require unanimous consent of both Managers. Meetings of the Executive Committee may be called by any member thereof upon twenty-four (24) hours’ prior notice. The Executive Committee shall be empowered to act on such matters as may be from time to time delegated to it by the Board of Managers and in accordance with the terms and conditions of any such delegation.

        Section 4.8. Chairperson and Vice Chairperson.

        The Board of Managers shall designate one of its members as the Chairperson and another as the Vice Chairperson. The Cinergy Managers shall have the right to designate the Chairperson to serve for a three-year term commencing at the formation of the Company. The next Chairperson shall be designated by the Trigen Managers and shall serve for a term of three (3) years, with the position thereafter alternating for three-year terms between the designees of each of the Cinergy Managers and the Trigen Managers. A Vice Chairperson shall be designated by the Managers whose designee is not serving as the Chairperson. Neither the Chairperson nor the Vice Chairperson shall have any additional or special voting rights and either may be replaced at any time during his or her term by the Manager by whom initially designated. The Chairperson shall preside over all meetings of the Board of Managers. In the absence of the Chairperson, the Vice Chairperson shall preside over a meeting of the Board of Managers. The Chairperson and Vice Chairperson shall have such other authority and perform such other duties as the Board of Managers may determine in its sole discretion.

        Section 4.9. Officers.

    (a)        General. The Trigen Managers shall have the right to annually appoint the President/Chief Executive Officer of the Company, subject to the consent of Cinergy Solutions (which consent shall not be unreasonably withheld) for a three year period, commencing at the formation of the Company. The Cinergy Managers shall have the right to annually appoint each of the Executive Vice President/Chief Operating Officer and the Secretary of the Company, subject to the consent of Trigen (which consent shall not be unreasonably withheld) for three years commencing with the formation of the Company. Upon completion of the initial three-year period, the Board of Managers shall determine whether to continue such officer-appointment procedure or adopt another procedure.

    (b)        Election, Term of Office, Qualifications, and Compensation. Except as provided in Section 4.9(a), the officers shall be appointed by the Board of Managers. Except as provided in paragraphs (c) or (d) of this Section 4.9, each Officer shall hold office until his or her successor shall have been chosen and qualified. Any two (2) offices, except those of the Chief Executive Officer, the Chief Operating Officer and the Secretary, may be held by the same Person, but no Officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, or this Agreement, to be executed, acknowledged or verified by any two (2) or more officers.

    (c)        Resignations and Removals. Any Officer may resign his or her office at any time by tendering his or her resignation to the Chief Executive Officer or to the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Except as set forth in Section 4.9(a), any Officer may be removed from office with or without cause by the Board of Managers.

    (d)        Vacancies and Newly Created Offices. Except as set forth in Section 4.9(a), if any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or any other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Board of Managers.

    (e)        Conduct of Business. Subject to the provisions of the Certificate and this Agreement (including without limitation Section 6.1), the day-to-day operations of the Company shall be managed by its officers. Such officers shall have full power and authority to make all business decisions, enter into all commitments, and take such other actions in connection with the business and operations of the Company as they deem appropriate. Such officers shall perform their duties in a manner consistent with the Certificate and this Agreement, and with directions which may be given from time to time by the Board of Managers.

    (f)        Chief Executive Officer. Subject to the further directive of the Board of Managers, the Chief Executive Officer shall have general and active management of the business of the Company subject to the supervision of the Board of Managers, and shall ensure that all orders and resolutions of the Board of Managers are implemented and shall have such additional powers and authority as are specified by the provisions of this Agreement.

    (g)        Chief Operating Officer. The Chief Operating Officer shall have such authority and perform such duties as the Board of Managers may determine in its sole discretion.

    (h)        The Secretary. The Secretary shall attend all meetings of the Members and the Board of Managers and record all the proceedings and actions taken thereat in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members or the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers or the Chief Executive Officer, under whose supervision the Secretary shall be. The Assistant Secretary, if there be one, shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Managers may from time to time prescribe.

    (i)        Other Officers. The Board of Managers from time to time may appoint such other officers or agents as it deems advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Board of Managers may determine in its sole discretion. The Board of Managers from time to time may delegate to one or more offices or agents the power to appoint any such officers or agents and prescribe their respective rights, terms of office, authorities and duties.

    (j)        Officers as Agents; Authority. The officers, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

        Section 4.10. Matters for Board Determination.

        Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take any action with respect to matters identified on Schedule 2 hereto without first obtaining the approval of the Board of Managers.

ARTICLE V DEADLOCK RESOLUTION

        Section 5.1. Deadlocks.

        A “Deadlock” shall be a fundamental breakdown in the relationship between the parties as evidenced by the sequence of events described below.

    (a)        A Member or a Manager (the “Proponent”), advances a proposal (the “Proposal”) for consideration at a meeting of the Board of Managers or Members of the Company; and

    (b)        Prior to the meeting at which the Proposal is advanced, the Proponent notifies the Board of Managers and/or Members that it considers the Proposal to be essential to the continuance of the Proponent’s investment in the Company, specifying the reasons therefore; and

    (c)        The Proposal is not approved at that meeting (as a result of either a rejection thereof or a failure to consider it) or the meeting is canceled by reason of a lack of a quorum resulting from the non-attendance of the non-Proponent Member’s designees, at which time a Deadlock will be deemed to have occurred.

        Section 5.2. Resolution Mechanism.

    (a)        Upon the occurrence of a Deadlock, the Proponent may cause the Proposal and the Deadlock to be referred to the Chief Executive Officers of each of the Member’s respective U.S. parent company (i.e., Trigen Energy Corporation, a Delaware corporation, in the case of Trigen and Cinergy Corp., a Delaware corporation, in the case of Cinergy Solutions). If such Chief Executive Officers are unable to resolve the Deadlock within ten (10) business days thereafter, then (but only then) the provisions of Section 5.2(b) shall apply; provided, however, that the provisions of Section 5.2(b) shall not apply until the first anniversary of the formation of the Company, unless a failure to act by the Company would result in a breach of a material agreement to which the Company is a party or violate any applicable legal or regulatory requirement.

    (b)        (i) Within thirty (30) days after the expiration of the ten (10) business-day period referred to in paragraph (a) above, the Proponent may offer to purchase (“Purchase Offer”) all (but not less than all) of the Interests and any indebtedness of the Company (collectively the “Applicable Interest”) owned by the other Member (“Offeree”), specifying (x) the aggregate price to be paid for the Applicable Interest (which aggregate price shall specify separately the price placed by the Proponent on each component of the Applicable Interest and be payable only in cash, and other terms and conditions of the Purchase Offer), (y) a date by which the Purchase Offer must be accepted (which may not be less than thirty (30) days nor more than sixty (60) days after the date the Purchase Offer is made) (the “Acceptance Date”) and (z) a proposed settlement date (the “Settlement Date”) therefor (which may not be less than thirty (30) days nor more than sixty (60) days after the specified Acceptance Date). The foregoing notwithstanding, the Settlement Date may be extended by either Member by written notice to the other Member to the extent reasonably required to accommodate (i) any necessary approval or non-objection by or filing with any governmental or regulatory authority (each, a “Regulatory Approval”) including, without limitation, under the Public Utility Holding Company Act of 1935 (the “1935 Act”), or (ii) the removal of any liens, claims, charges or encumbrances attributable to the selling Member and existing on the Applicable Interest (each, a “Lien”), in either case being sought in good faith by appropriate proceedings promptly initiated and diligently conducted by the Member requesting the extension.

    (ii)        On or before the Acceptance Date, the Offeree may either accept the Purchase Offer or may by written notice to the Proponent elect to purchase all (but not less than all) of the Proponent’s Applicable Interest at the price and on the other terms and conditions specified by the Proponent in the Purchase Offer. If the Offeree neither accepts the Purchase Offer nor elects by the Acceptance Date to purchase the Proponent’s Applicable Interest, the Offeree will be deemed to have accepted the Purchase Offer.

    (iii)        In either event, the settlement will take place on the Settlement Date, as it may be extended per (b)(i) immediately above, and the Proponent will purchase, and the Offeree will sell, the Offeree’s Applicable Interest, or the Offeree will purchase, and the Proponent will sell, the Proponent’s Applicable Interest, as the case may be, at the price and place and on the other terms and conditions specified by the Proponent in the Purchase Offer, in either case free and clear of all Liens which are not connected with the financing or operation of the Company, at which time the Proponent’s Applicable Interest or the Offeree’s Applicable Interest (as the case may be) shall be delivered against payment of the said price. In order to comply with applicable regulatory requirements, the purchasing Member may designate a third party to purchase any portion or all of the Applicable Interest which the purchasing Member is committed to purchase hereunder.

      ARTICLE VI SERVICE ARRANGEMENTS, CAPITAL CONTRIBUTIONS, MATERIAL APPROVALS, ETC.

        Section 6.1. Initial Operations; Service Arrangements.

The Members intend to operate the Company initially with minimal staff and committed overhead and for the Company to purchase operational and other support services, technical assistance and intellectual property rights, where available, from the Members and/or their respective Affiliates at cost in accordance with the terms of (i) in the case of Cinergy Solutions and its Affiliates, (a) that certain Nonutility Service Agreement, amended and restated, effective as of February 18, 1997, nonutility Affiliates thereof, including Cinergy Solutions and the Company (the “Service Agreement”), a complete copy of which Cinergy Solutions has provided to Trigen, and (ii) in the case of Trigen and its Affiliates that certain Service Agreement between the Company and Trigen Energy Services, Inc. (the “Trigen Service Agreement” and collectively with the Cinergy Service Agreement, the “Service Arrangements”), a complete copy of which Trigen has provided to Cinergy Solutions. Each Member and any Affiliate thereof which provides services to the Company pursuant to the Service Arrangements shall permit the Company reasonable access to its accounts and records, including the basis and computation of cost allocations.

        Section 6.2. Budget; Capitalization; Material Approvals.

    (a)        A complete copy of the Company’s first and, thereafter, every annual budget shall be provided to each Member.

    (b)        Cinergy Solutions shall commit to contribute forty-nine percent (49%) of the amount of the capital funding portion of the Company’s annual budget and Trigen shall commit to contribute fifty-one percent (51%) of the Company’s annual budget, to be paid to the Company at such times as the Members shall mutually agree. All capital contributions, when made, shall be in cash, unless the Members shall otherwise mutually agree. The Members shall be liable only to make their Capital Contributions pursuant to this Section 6.2 and no Members shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company.

    (c)        The capitalization of the Company shall be subject to the receipt by the Members of all requisite Regulatory Approvals and all other consents, licenses, approvals or other authorizations (together with such Regulatory Approvals, “Material Approvals”) necessary to permit the establishment and operation of the Company as contemplated herein, including, to the extent applicable, (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), if applicable, (ii) the approval of the Securities and Exchange Commission (“SEC”) under the 1935 Act, if applicable, and (iii) any Material Approval of any state, municipality, utility commission, regulatory body or governmental or other agency or authority thereof (each, a “Material Approval”).

    (d)        With reference to paragraph (c) above, Cinergy Solutions represents and warrants that no approval or other action of the SEC under the 1935 Act is required to be obtained by Cinergy Solutions, the Company or any other direct or indirect subsidiary of Cinergy Corp. in connection with the formation of the Company and the transactions contemplated by this Agreement and the Monsanto Project Agreements.

        Section 6.3. Status of Capital Contributions.

    (a)        Except as otherwise expressly provided in Article VII and XI, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

    (b)        No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement.

    (c)        No Member shall have priority over any other Member as to the return of the amount of its Capital Contribution to the Company or as to any allocation of Net Profit and Net Loss.

        Section 6.4. Capital Accounts.

    (a)        There shall be established on the books and records of the Company a Capital Account for each Member. The initial Capital Account balance of each Member shall be the respective amounts of such Member’s initial Capital Contribution.

    (b)        Each Member’s Capital Account shall be adjusted by (a) increasing such balance by such member’s (I) allocable shares of Net Profit (allocated in accordance with Article VII) and (ii) Capital Contributions, if any, and (b) decreasing such balance by (i) the amount of cash or the fair market value of distributions to such Member pursuant to Article VII and (ii) such Member’s allocable share of Net Loss (allocated in accordance with Article VII). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

    (c)        Any Capital Contributions made in a form other than cash shall be valued at the fair market value of such property as determined by the mutual consent of the Members.

        Section 6.5. Advances.

        If any Member, upon reasonable advance notice to the other Member and only to the extent reasonably necessary to meet short-term working capital requirements, shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company at a reasonable interest rate, not to exceed the market rate, as soon as practicable. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof. No Person who makes any loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

        Section 6.6. Negative Capital Accounts.

        No Member shall be required to make up a negative balance in its Capital Account.

ARTICLE VII ALLOCATIONS, DISTRIBUTIONS AND WITHHOLDING

        Section 7.1. Allocations of Net Profit and Net Loss.

    (a)        The Net Profit and Net Loss of the Company, including each item of income, gain, loss and deduction, and credit shall be allocated with respect to each Fiscal Year (or portion thereof) among the Members in accordance with their respective Interest Percentages.

    (b)        Allocations for tax purposes shall be made in the same manner as the allocations set forth under Section 7.1(a); however, the following adjustments shall be made and applied, to the extent necessary, in a manner consistent with Treasury Regulation Section 1.704-1(b):

    (i)        The allocations of income, gain, loss and deduction pursuant to Section 7.1(a) shall be adjusted to comply with the qualified income offset requirements of Treasury Regulation Section 1.704-1(b) and the nonrecourse deduction or minimum gain charge-back requirements of Treasury Regulation Section 1.704-2.

    (ii)        Any special allocations pursuant to the preceding clause (i) required in order to comply with the Treasury Regulations shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations pursuant to this Section 7.1(b) so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member had there been no such special allocation.

    (c)        If there is a charge in any Member’s share of the distributions or other items of the Company during any Fiscal Year as a result of the Transfer (as defined herein) of an Interest, allocations among the Members shall be made in accordance with their Interests in the Company from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method; however, depreciation shall be deemed to accrue ratably, on a daily basis, over the entire year during which the corresponding asset is owned by the Company.

        Section 7.2. Distributions.

        Distributions may be made to the Members in accordance with their Interest Percentages at such times as determined in the sole discretion of the Board of Managers, or at such other times as the Members by unanimous consent shall determine.

        Section 7.3. Limitations on Distribution.

        Notwithstanding any provisions of this Article VII to the contrary, no distribution shall be made (i) if such distribution would violate any contract or agreement to which the Company is then a party or any law then applicable to the Company, including the provisions of Section 18-607 of the Delaware Act, or (ii) to the extent that the Board of Managers determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, including obligations to pay or withhold Federal, state or local income, franchise or other taxes or levies, whether liquidated, fixed, or contingent.

        Section 7.4. Withholding Taxes.

        The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a Federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other Federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

ARTICLE VII TAX MATTERS

        Section 8.1. Tax Matters.

        Cinergy Solutions is hereby designated as “Tax Matters Partner” of the Company under Section 6231 of the Code and the Treasury Regulations thereunder. Notwithstanding the foregoing designation, the Tax Matters Partner shall not take any action in its capacity as Tax Matters Partner in connection with any tax audit, contest or other similar proceeding involving the Company without the consent or approval of the other Member. The Tax Matters Partner shall keep the other Party fully apprised of its activities in its capacity as the Tax Matters Partner.

        Section 8.2. Taxation as Partnership.

        The Members intend that the Company shall be treated as a partnership for United States Federal income tax purposes and the Members agree not to take any action inconsistent with the Company’s classification as a partnership for United States Federal income tax purposes.

ARTICLE IX BANKING; ACCOUNTING; BOOKS AND RECORDS

        Section 9.1. Banking.

        All funds of the Company may be deposited in such bank, brokerage or money market accounts as shall be established by the Board of Managers. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Board of Managers may designate.

        Section 9.2. Maintenance of Books and Records; Accounts and Accounting Method.

        Trigen shall keep or cause to be kept at the address of the Company (or at such other place as the Company shall advise the Members in writing) full and accurate accounts of the transactions of the Company, in proper books and records of account, which shall set forth all information required by the Delaware Act. Such books and records shall be maintained on the basis of United States generally accepted accounting principles. Such books and records shall be available, upon two (2) Business Days’ notice to the Board of Managers, for inspection and copying at reasonable times during business hours by a Member, or by its duly authorized agents or representatives, for any purpose reasonably related to such Member’s interest as a member in the Company.

        Section 9.3. Financial Statements.

        As soon as available and in any event within 45 days after the end of each fiscal quarter, the Company shall have prepared, and delivered to each Member, a quarterly set of primary financial statements for the Company. This set of primary financial statements shall include: (i) a balance sheet reflecting the assets, liabilities and capital accounts of the Company, comparative to the prior year and the prior year-end; and (ii) quarterly and year-to-date statements of operations, comparative to the prior year. The Board of Managers shall cause the annual financial statements of the Company to be examined by the Company’s independent auditor and submitted for adoption at the annual meeting of Members.

        Section 9.4. Additional Information.

        Upon the request of a Member, the Company shall prepare additional periodic or special reports of the Company’s accounts and/or business activity considered necessary by such Member, including but not limited to, detailed reports of sales by location, detailed expense reports, reports of capital expenditures, details of assets and liabilities, and non-financial and ratio data.

        Section 9.5. Minutes of Meetings.

        The Managers shall cause minutes of all proceedings and copies of resolutions adopted at meetings of Members or Managers to be duly entered in the minute books which shall be kept at the executive offices of the Company. Any such minutes must be signed by either the Chairperson or Vice Chairperson, and one other person (such as the Secretary), who was present at the meeting at which such resolutions were passed.

ARTICLE X LIABILITY, EXCULPATION AND INDEMNIFICATION

        Section 10.1. Liability.

        Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

        Section 10.2. Exculpation.

    (a)        Generally. No Covered Person shall be liable to the Company or any Member for any act or omission taken or suffered by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided, that such act or omission is not in material violation of this Agreement and does not constitute Disabling Conduct by the Covered Person. No Member shall be liable to the Company or any Member for any action taken by any other Member.

    (b)        Reliance Generally. A Covered Person shall incur no liability in acting upon any signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters, except to the extent that such Covered Person engaged in Disabling Conduct. Each Covered Person may act directly or through its agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other skilled Persons of its choosing, and shall not be liable for anything done, suffered or omitted in good faith in reasonable reliance upon the advice of any of such Persons, except to the extent that such Covered Person engaged in Disabling Conduct. No Covered Person shall be liable to the Company or any Member for any error of judgment ,made in good faith, by a responsible officer or officers of the Covered Person, except to the extent that such Covered Person engaged in Disabling Conduct. Except as otherwise provided in this Section 10.2, no Covered Person shall be liable to the Company or any Member for any mistake of fact or judgment by the Covered Person in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement, except to the extent that such Covered Person engaged in Disabling Conduct. No Covered Person shall be liable for the return to any Member of all or any portion of any Member’s Capital Account or Capital Contributions, except to the extent that such Covered Person engaged in Disabling Conduct.

    (c)        Reliance on this Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

    (d)        Standard of Care. Whenever in this Agreement a Person is permitted or required to make a decision (i) in his or her “sole and absolute discretion,” “sole discretion,” “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider such interests or factors as he or she desires, including his or her own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

        Section 10.3. Indemnification.

    (a)        Indemnification Generally. The Company shall and hereby does, to the fullest extent permitted by applicable law, indemnify, hold harmless and release each Covered Person from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether juridical, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated (“Claims”), that may accrue to or be incurred by any Covered Person, or in which any Covered Person may become involved, as a party or otherwise, or with which any Covered Person may be threatened, relating to or arising out of the business and affairs of, or activities undertaken in connection with, the Company, or otherwise relating to or arising out of this Agreement, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines or penalties and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding (a “Proceeding”), whether civil or criminal (all of such Claims and amounts covered by this Section 10.3 and all expenses referred to in Section 10.3(c), are referred to as “Damages”), except to the extent that it shall have been determined ultimately that such Damages arose from Disabling Conduct of such Covered Person or that such Covered Person committed a material breach of this Agreement. The termination of any Proceeding by settlement shall not, of itself, create a presumption that any Damages relating to such settlement arose from a material violation of this Agreement by, or Disabling Conduct of, any Covered Person.

    (b)        No Direct Member Indemnity. Members shall not be required directly to indemnify any Covered Person.

    (c)        Expenses, etc. Expenses incurred by a Covered Person in the defense of or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company, prior to the final disposition thereof, upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined ultimately that the Covered Person is not entitled to be indemnified hereunder. The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

    (d)        Notices of Claims, etc. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such Proceeding, provided that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations under this Section 10.3 except to the extent that the Company is actually prejudiced by such failure to give notice. If a Proceeding is brought against a Covered Person (other than a derivative suit in right of the Company), the Company will be entitled to participate in and to assume the defense thereof to the extent that the Board of Managers may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Board of Managers to such Covered Person of the Company’s election to assume the defense thereof, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person a release from all liability in respect to such Claim.

    (e)        No Waiver. Nothing contained in this Section 10.3 shall constitute a waiver by any Member of any right that it may have against any party under United States Federal or state securities laws.

    (f)        Authorization. Any indemnification under Section 10.3, as well as the advance payment of expenses permitted under Section 10.3(c), unless ordered by a court, must be made by this Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper under those circumstances. The determination must be made:

    (1)        by the Board of Managers by a majority of a quorum consisting of Managers who were not parties to the act or Proceeding;

    (2)        if a majority vote of a quorum consisting of those Managers who were not parties to the act or Proceeding so orders, by independent legal counsel in a written opinion; or

    (3)        if a quorum consisting of Managers who were not parties to the act or Proceeding cannot be obtained, by independent legal counsel in a written opinion.

ARTICLE XI TRANSFER OF INTERESTS

        Section 11.1. Personal Property; Consent for Transfers.

    (a)        Restrictions on Transfer. A Member shall not transfer, sell, assign, convey, exchange, pledge, encumber or otherwise dispose of (each, a “Transfer”) any of its Interest unless: (i) the other Member has been afforded a right of first offer in accordance with the procedures set forth in paragraph (b) of this Section 11.1; (ii) the contemplated Transfer will not adversely affect the regulatory status of the Company or the Tuscola Project; (iii) all requisite Regulatory Approvals have been duly obtained and are in full force and effect; and (iv) the contemplated Transfer will not result in adverse tax treatment for the Company, the Tuscola Project or either of the Members.

    (b)        Right of First Offer. In the event a Member desires to Transfer all or any part of its Interest, such Members (the “Selling Member”) shall first deliver a written notice (the “Section 11.1 Notice”) to the other Member (the “Second Member”) which notice shall specify the portion of the Selling Member’s Interest to be sold (the “Offered Interest”). Within thirty (30) days after its receipt of the Section 11.1 Notice, the Second Member shall have the right to offer to purchase (the “First Offer”) all, but not less than all, the Offered Interest at a price payable only in cash (the “First Offer Price”) and on such other terms and conditions as shall be set forth in the First Offer. Within thirty (30) days after its receipt of the First Offer, the Selling Members shall either accept or reject the First Offer. If the Selling Member accepts the First Offer, the Selling Member shall sell, and the Second Member shall purchase, the Offered Interest at a closing to be held at a time not later than sixty (60) days (or such longer period, if any, pending any necessary Regulatory Approval or removal of Liens) after the Selling Member’s acceptance of the First Offer and at such location as may be mutually agreed upon, at which time the Offered Interest shall be delivered, free and clear of all Liens which may have been imposed on the Offered Interest and are not connected with the financing or operation of the Company itself, against payment of the First Offer Price. In order to comply with applicable regulatory requirements, the purchasing Member may designate (i) a third party to purchase any portion of the Offered Interest which the purchasing Member has committed to purchase hereunder if the Offered Interest constitutes all of the Selling Member’s equity and debt interest in the Company, or (ii) a third party reasonably acceptable to the Selling Member to purchase any portion of the Offered Interest which the purchasing Member has committed to purchase hereunder if the Offered Interest constitutes less than all of the Selling Member’s equity and debt interest in the Company. If the Selling Member rejects or does not timely accept the First Offer, then the Selling Member shall have one hundred and twenty (120) days (or such longer period, if any, required to obtain any necessary Regulatory Approval or to remove any Liens) following such rejection within which to consummate the sale of the Offered Interest at a price per share in cash greater than the First Offer Price and in all other respects upon terms and conditions no less favorable than those specified in the First Offer. If no such sale occurs within such 120-day period (or longer period as described above), the Offered Interest shall again be subject to all of the restrictions set forth in this Section 11.1(b).

    (c)        Proportionate Sales Rights. If the Second Member does not elect to purchase the Offered Interest pursuant to Section 11.1(b) above, the Second Member shall have the right, but not he obligation, to sell to the prospective purchaser identified in the First Offer the same proportion of the Second Member’s Interest as the proportion of the Selling Member’s Interest proposed to be sold by the Selling Member at the same price and otherwise on the same terms and conditions on which, and at the same time as, the Selling Member wishes to sell its Interest. The proportionate sale right specified in this Section 11.1(c) shall be exercisable by written notice given by the Second Member to the Selling Member during the same thirty (30) day period in which the Second Member may make the First Offer contemplated under Section 11.1(b). The Selling Member shall not sell any of its Interest to the prospective purchaser unless such purchaser honors its obligation to purchase a proportionate Interest from the Second Member as provided herein. Any purported Transfer inconsistent with this Section 11.1(c) shall be null and void and of no effect.

        Section 11.2. Issue and Replacement of Certificates.

        Upon the request of any Member, an Interest certificate shall be delivered to such Member for the Interest held by it. Every certificate shall be signed by one Cinergy Manager and one Trigen Manager. In the case of loss, mutilation, or destruction of a share certificate a new certificate may be issued upon such terms as the Board of Managers may prescribe.

        Section 11.3. Interest Certificate Legend.

        All certificates representing Interests shall bear the following legend (in addition to any other legend required by applicable law):

        “These interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, offered for sale, pledged, assigned, hypothecated or otherwise transferred in violation of any applicable securities law. These interests are subject to the terms and conditions, including restrictions on transfers, pledges or other dispositions, of a Joint Venture and Project Development Agreement, dated as of December 9, 1996, and a Limited Liability Company Agreement, dated as of November 18, 1999, each as amended from time to time, copies of which are on file with the Secretary of the Company.”

ARTICLE XII DISSOLUTION AND TERMINATION OF THE COMPANY

        Section 12.1. Dissolution.

        The Company shall dissolve upon and in accordance with the mutual agreement of the Members.

        Section 12.2. Liquidation.

        Upon dissolution of the Company, the Person or Persons approved by the Board of Managers shall carry out the winding up of the Company (in such capacity, the “Liquidating Trustee”) and shall proceed, subject to the provisions herein, to liquidate the Company and apply the proceeds of such liquidation, or in its sole discretion to distribute Company assets, in the following order of priority:

First, to creditors in satisfaction of debts and liabilities of the Company, whether by payment or the making of reasonable provision for payment (other than any loans or advances that may have been made by any of the Members to the Company), and the expenses of liquidation, whether by payment or the making of reasonable provisions for payments, any such reasonable reserves (which may be funded by a liquidating trust) to be established by the Liquidating Trustee, as the case may be, in amounts deemed by it to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed or contingent);

Second, to the Members in satisfaction of any loans or advances that may have been made by any of the Members to the Company, whether by payment or the making of reasonable provision for payment; and

Third, to the Members in proportion to, and to the extend of, each Member’s Capital Account, as such Capital Account has been adjusted pursuant to Article VI.

        Section 12.3. Time for Liquidation, etc.

    (a)        A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors as to enable the Liquidating Trustee to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

    (b)        Upon completion of the foregoing, the Liquidating Trustee shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

        Section 12.4. Claims of the Members.

        The Members and any former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provisions of all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against any Member, or any Manager or their Affiliates.

ARTICLE XIII CERTAIN DEFINITIONS

        Section 13.1. Definitions.

        Unless the context otherwise requires, the terms defined in this Section shall, for the purposes of this Agreement, have the meanings herein specified.

        “Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

        “Business Day” shall mean any day on which banks located in New York City are not required or authorize by law to remain closed.

        “Capital Account” shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 6.4 hereof.

        “Capital Contribution” shall mean, with respect to any Member, the amount set forth opposite the name of such Member on Schedule I under the column “Capital Contribution”.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Covered Person” shall mean a Member, a Manager, or any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company, a Member, or a Manager; any officers, directors, shareholders, controlling persons, partners, employees, representatives or agents of a Member, a Manager or their respective Affiliates; or any officer, employee or agent of the Company or its Affiliates; or any Person who was, at the time of the act or omission in question, such a Person.

        “Disabling Conduct” shall mean conduct that constitutes fraud, a willful violation of law, gross negligence or reckless disregard of duty in the conduct of the duties of the Person referred to.

        “Interest” shall mean a Member’s limited liability company interest in the Company which represents such Member’s share of the profits and losses of the Company and such Member’s rights to receive distributions of the Company’s assets and to participate in the management of the Company in accordance with the provisions of this Agreement and the Delaware Act.

        “Interest Percentage” shall mean the percentage shown on Schedule 1 hereto under the heading “Interest Percentage”.

        “Manager” shall mean a “manager” within the meaning of the Delaware Act and a member of the Board of Managers.

        “Member” shall mean any Person named as a member of the Company on Schedule 1 and “Members” shall mean two (2) or more of such Persons when acting in their capacities as members of the Company.

        “Net Profit” or “Net Loss” shall mean, for any Fiscal Year, the net income or net loss of the Company for such Fiscal Year, determined in accordance with Section 703(a) of the Code, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with Federal income tax accounting principles with the following adjustments:

    (a)        any income of the Company that is exempt from Federal income tax shall be included as income;

    (b)        any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1) shall be treated as current expenses;

    (c)        no effect shall be given to any adjustments made pursuant to Section 734 or 743 of the Code; and

    (d)        the basis of property contributed to the Company shall initially be treated as equal to the agreed upon valuation of such property, and all gain, loss, depreciation and amortization on such property shall be determined based on such agreed upon value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

        “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, unincorporated organization or other legal entity or organization.

        “Subsidiary” or “Subsidiaries” or any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        “Treasury Regulations” shall mean the Regulations of the Treasury Department of the United States issued pursuant to the Code.

ARTICLE XIV MISCELLANEOUS PROVISIONS

        Section 14.1. Amendments Generally.

        The terms and provisions of this Agreement shall not be modified or amended at any time except by the unanimous consent of the Members; provided, that, without the consent of any of the Members, the Board of Managers may amend Schedule 1 attached hereto to reflect changes validly made, pursuant to the terms of this Agreement.

        Section 14.2. Entire Agreement.

        This Agreement (including all attachments hereto) constitutes the entire agreement between the Members with respect to the Company and supersedes all other prior agreements and understandings, both written and oral, between the Members or their respective Affiliates with respect to the Company.

        Section 14.3. Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other Member as follows:

      If to Cinergy Solutions:

      Cinergy Solutions, Inc.
      139 East Fourth Street
      Cincinnati, Ohio 45202
      Attention: Donald B. Ingle, Jr.
      Facsimile: 513-287-3044

        with a copy to:

      Cinergy Corp.
      139 East Fourth Street
      Cincinnati, Ohio 45202
      Attention: General Counsel
      Facsimile: 513-287-3044

      and

      if to Trigen:

      Trigen Solutions, Inc.
      One Water Street
      White Plains, New York 10601
      Attention: General Counsel
      Facsimile: 914-948-9157

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

        Section 14.4. Table of Contents and Headings.

        The table of contents and the headings and subheadings of the sections of this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision thereof.

        Section 14.5. Assignment.

        This Agreement shall not be assigned by either Member or by operation of law or otherwise.

        Section 14.6. Severability.

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 14.7. Extension; Waiver.

        Each Member may (i) extend the time for the performance of any of the obligations or other acts of the other Members, (ii) waive any inaccuracies in the representations and warranties of the other Member contained herein, or (iii) waive compliance by the other Member with any of the agreements or conditions contained herein. Any agreement on the part of any Member to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Member. The failure of any Member hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

        Section 14.8. Governing Law.

        This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof.

        Section 14.9. Names and Logos.

        To further the objectives of this Agreement and the Company, the Members acknowledge and agree that the Company shall have the non-exclusive right to use the names and logos of the Members to the extent such use is reasonable and in connection with the implementation of this Agreement.

        Section 14.10. Further Actions.

        Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the formation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

        Section 14.11. Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

        IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement of Trigen-Cinergy Solutions of San Diego LLC as of the 18th day of November, 1999.

CINERGY SOLUTIONS, INC. By: __________________________ Name: Donald B. Ingle, Jr. Title: President TRIGEN SOLUTIONS, INC. By: __________________________ Name: Title:

SCHEDULE 1
Members' Names	Capital Contribution	Interest Percentage
Cinergy Solutions, Inc.	$49.00	49.0%
Trigen Solutions, Inc.	$51.00	51.0%

SCHEDULE 2

MATTERS REQUIRING ACTION OF THE BOARD OF MANAGERS OF THE COMPANY

(a)	Demand for capital contributions from the Members.

(b)	Borrowing money or guaranteeing the obligations of any Person not in the ordinary course of business, or mortgaging, pledging or granting a security interest in assets not in the ordinary course of business, in any one transaction or a series of related transactions.

(c)	Entering into a transaction or agreement with an Affiliate of a Member other than as specifically set forth in this Agreement.

(d)	Unbudgeted acquisitions not in the ordinary course of business.

(e)	Disposition of assets not in the ordinary course of business.

(f)	Entering into any contract not in the ordinary course of business which requires unbudgeted expenditures, commitments or liabilities.

(g)	Amendments to governing documents of the Company.

(h)	Issuance of Interests to third parties.

(i)	Engaging in a business activity other than the Monsanto Project.

(j)	Commencing the process of dissolution, liquidation, insolvency or voluntary bankruptcy.

(k)	Approving any merger or consolidation of the Company.

(l)	Forming any subsidiary.

(m)	Execution of any material credit agreement or any amendment or modification thereof or implementation of any material change in capital structure.

(n)	Commencing or settling any material litigation.

(o)	Engaging or terminating principal auditors or attorneys.

(p)	Any amendment or modification of terms or provisions of the Service Arrangements.

(q)	Such other matters as the Parties or their designated Managers shall by mutual consent determine as being appropriate.